Exhibit 99.1

FOR IMMEDIATE RELEASE
Introgen Therapeutics, Inc. Expands Board of Directors
Former Pharmaceutical Veteran Brings Extensive Management Experience to Introgen
Austin, TX, April 17, 2008 – Introgen Therapeutics, Inc. (NASDAQ:INGN), a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases, today announced the appointment of Robert “Bob” Pearson to its board of directors. Pearson brings more than 20 years of management and product experience in the pharmaceutical industry.
“The addition of Bob Pearson to Introgen’s Board of Directors ensures the company will continue to benefit from a diversity of knowledge and opinions,” said David G. Nance, Chairman and CEO, Introgen. “With strong leadership skills, extensive management experience, and proven track record moving investigational compounds to successful pharmaceutical products – Bob is a perfect addition to our Board.”
Currently, Mr. Pearson is vice president of Communities and Conversations (digital media) for Dell Inc. (NASDAQ:DELL). Pearson’s past experience includes senior management positions in multi-billion dollar pharmaceutical organizations, both domestically and internationally. Prior to joining Dell, he worked in Basel, Switzerland for Novartis Pharmaceuticals (NYSE:NVS) as head of Global Corporate Communications and as head of Global Pharma Communications, where he served on the Pharma Executive Committee. Before his tenure at Novartis, Mr. Pearson was president of The Americas for GCI and was responsible for creating and building that firm’s global healthcare practice. He was previously vice president of Global Public Affairs & Media Relations at Rhone-Poulenc Rorer (now Sanofi Aventis) and worked at CIBA-GEIGY (now Novartis) in both communications and field sales.
With a solid reputation in the pharmaceutical community, Bob is recognized for his work in a wide range of cancer drugs and issues. Bob was an early member of RPR’s global launch team, along with Introgen’s Max Talbott, that gained approval for and introduced Taxotere® (docetaxel), now one of the leading cancer drugs in the world. He has been part of pharmaceutical product launch teams in all regions of the world and has experience with treatments, supportive care and cancer patient advocacy.
Mr. Pearson graduated from the University of North Carolina at Greensboro with a degree in communications and completed his MBA at Fairleigh Dickinson University. He has served on the boards of Cancer Care and The Huntington’s Disease Society of America and currently serves on the boards of The Dell Foundation, The Association for Multiple Impaired and Blind and as vice-chair of The Emerging Technology Committee for the State of Texas.
Mr. Pearson joins William H. Cunningham, Ph.D., S. Malcolm Gillis, Ph.D., John N. Kapoor, Charles E. Long, Peter Barton Hutt and David G. Nance as members of the Introgen board of directors, which was recently expanded from six to seven directors.
About Introgen Therapeutics, Inc.
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the development, manufacturing and commercialization of targeted tumor suppressors, a new class of therapies for the treatment of cancer. Introgen’s technology delivers targeted molecular therapies that increase production of normal cancer-fighting proteins and cytokines. The Company is developing a proprietary pipeline of product candidates utilizing molecular biomarkers to identify patients most likely to benefit from its therapies which target central cancer-causing mechanisms. ADVEXIN®, its lead product candidate, targets the p53 tumor suppressor and p53 regulatory pathway, which is associated with over 50 percent of all tumors. The Company plans to complete regulatory filings in both the United States and in Europe in the first half of 2008.
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s appointments to its Board of Directors. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at: www.introgen.com.
Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com